Exhibit 23.1

Multi-Color Corporation 4053 Clough Woods Dr. Batavia, OH 45103
United States of America

Constantia Flexibles Holding GmbH	November 3, 2017
Rivergate, Handelskai 92	RAX/GRH/STJE
1200 Vienna	Cflex_Consent_Labels_Nov 3, 2017_rr_final.docx
Austria

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-202770) and Forms S-8 (File No. 333-183181, File No. 333-145667, File No. 333-137184, File No. 333-129151, File No. 333-113960, and File No. 333-81260) of Multi-Color Corporation of our report dated September 7, 2017 relating to the financial statements of the Labels division of Constantia Flexibles Group GmbH, Vienna, which appears in this Current Report on Form 8-K/A of Multi-Color Corporation.

Kind regards

Alexandra Rester

Austrian Certified Public Accountant

PwC Wirtschaftsprüfung GmbH